Executive Agreement

THIS agreement has been made

between

Wikisoft Corp.

315 Montgomery Street San Francisco, CA 94104

(the "Company")

and

Paul Quintal

12 Robin Road

Rye, NH 03870

United States (the "CCO")

1.	Date of commencement

The CCO will take up the position as Chief Commercial Offic er as effective from August 7s1, 2020 with tenns specified in this contract

2.	Duties and authority

The CCO will be responsible for day-to-day management of the Company and will consult with the board of directors of the company concerning the specific matter of Wikisoft Corp. business development and investor relations.

The work provided must be in compliance with existing legislation, the articles of association of the Company and in all respects in accordance with the guidelines laid down by the board of directors.

The CCO will keep board of directors informed of all matters assumed to be of significant interest. The CCO may attend board meet ings and offerhis opinion, unless otherwise decided by the board in specific cases.

3.	Remuneration

The remuneration is USD100,000 plus USD2,000. Break-down of Remuneration

Remuneration ofUSD 2,000is to be paid monthly last day of each month and no later than on the last working day of the month.

Remuneration ofUSDl00,000 is to be paid with shares issued in Wikisoft Corp. on the day of engaging employment.

4.	Bonus

The CCO can receive a bonus on the terms specified by the board of directors and Founder.

Bonus payments will be considered part of the regular and foreseeable remuneration. The bonus will be paid no later than one week after the financial statements have been prepared by the Company's auditor and adopted by the board of directors of the Company.

5.	Pension

The CCO shall pay his own pension.

6.	Scope of work and other business activities

The CCO is obliged to devote his working capacity and all his professional knowledge in the service of the Company.

The CCO is entitled to continue present supervisory board/board of directors' memberships and positions of trust,just as theCCO is entitled to undertake additional positions of trust and supervisory board/board of directors' memberships, whether paid and unpaid.

The CCO is entitled to be shareholder, stakeholder, or in any other way participate financially in another enterprise.

7.	Holidays and days off Holiday

The employment of The CCO is not covered by the Holiday Act.

The CCO is entitled to 6 weeks' holiday per calendar year during which the CCO will receive his usual remuneration. The CCO is entitled to fully paid remuneration during holidays from the dateof commencement.

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The CCO decides the time of his holiday in consideration of theoperations of the Company.

As agreed with thechairman of the board it may be agreed to transfer one week's holiday to the next holiday year.

The CCO cannot be ordered to take holiday during the period under notice, irrespective of The CCO having been released from the duty to work.

Days off

24 December, 31 December, 1 January, Friday after Ascension Day, and Constitution Day on 5 June are days off with full pay.

8.	Sickness and child's sickness

The CCO is entitled to salary in case of sickness.

The CCO is entitled to paid time off in case of child's sickness.

9.	Travel and entertainment

The CCO expenses incurred for work related travel, nights away from home, entertainment etc. will be reimbursed by the Company.

When work related transportation is by own car, mileage allowance will be granted in accordance with the highest rates, see central government regulations.

Parties' signatures

Rye, on July 28th, 2020

/a/ Paul Quintal	/s/ Rasmus Refer
Paul Quintal	For and on behalf of the Company
The CCO	Rasumus Refer, Founder

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